Exhibit 21.1




                                           Dynex Capital, Inc.
                                      List of Consolidated Entities
                                         As of December 31, 1997





Multi-Family Finance Corporation
MSC 1 L.P.
Issuer Holding Corp.
     Commercial Capital Access One, Inc.
     Resource Finance Co. One
         Resource Finance Co. Two
         SHF Corp.
         ND Holding Co.
     Merit Securities Corporation

Dynex Holding, Inc.
     Dynex Financial, Inc.
          DFI of Alabama, Inc.
     National Model Homes, Inc.
         KBOne, Inc.
                  KBMex, Inc.
         RHOne,Inc.
         Lev One, Inc.
     Dynex Commercial, Inc.
     GLS Capital, Inc.
     SMFC Funding Corporation
     Dynex Securities Corporation






NOTE:    All companies were incorporated in Virginia except for Dynex Holding,
Inc. (Delaware).